Exhibit 99.2

FIRST ADVANTAGE CORPORATION

AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is entered into as of November 1, 2005 by and among First Advantage Corporation, a Delaware corporation (the “Company”), Experian Information Solutions, Inc. (“Experian”), an Ohio corporation, and Experian Affiliate Acquisition LLC (“EAA”).

RECITALS

WHEREAS, EIS and the Company are parties to that certain Registration Rights Agreement (the “Registration Rights Agreement”) dated as of September 14, 2005;

WHEREAS, EAA, Experian, the Company, and First Advantage Credco, LLC, a subsidiary of the Company, are parties to that certain Asset Purchase Agreement (“Asset Purchase Agreement”), dated of even date herewith, pursuant to which EAA is to sell certain assets to First Advantage Credco, LLC in exchange for the assumption of certain liabilities and the issuance of certain shares of the Series A Common Stock of the Company;

WHEREAS, as a condition to the closing of the transactions contemplated by the Asset Purchase Agreement the Company is required to execute and deliver an amendment to the Registration Rights Agreement to make EAA a party thereto and to expand the definition of Registrable Securities to include, among other things, the securities issuable to EAA pursuant to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1. Addition of EAA as a Party. The Registration Rights Agreement shall be, and hereby is, amended to add EAA as a party thereto, with EAA having identical rights and obligations as Experian thereunder.

2. Amendment of the Definition of Registrable Securities. The definition of Registrable Securities pursuant to the Registration Rights Agreement shall be, and hereby is, amended and restated in its entirety, as follows:

“Registrable Securities” means (a) FARES Shares which have been distributed by FARES to Experian or any of its Affiliates or which are issued upon conversion, exchange or exercise of any such FARES Shares, (b) shares of FADV Common Stock issued pursuant to that certain Asset Purchase Agreement, dated as of November 1, 2005, between Experian, Experian Affiliate Acquisition, LLC, the Company and First Advantage Credco, LLC, (c) any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend, stock split or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, (d) any security received in exchange for or in replacement of any Registrable Security, (e) any security issued or issuable as a result of a change or reclassification of any Registrable Security or any capital reorganization of the Company, and (f) any security received or receivable on account of any Registrable Securities as a result of a merger or consolidation of the Company; provided, however, that Registrable Securities shall not include any shares which have been registered pursuant to an effective registration statement under the Securities Act.

3. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as permitted under the Registration Rights Agreement.

4. To facilitate execution, this Amendment may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

5. Except as otherwise expressly provided herein, all of the terms and conditions of the Registration Rights Agreement are hereby ratified and shall remain unchanged and continue in full force and effect. Capitalized terms used herein but not otherwise defined shall have the meanings provided for such terms in the Registration Rights Agreement.

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Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

COMPANY: FIRST ADVANTAGE CORPORATION, a Delaware corporation

By:
Name:
Title:

EXPERIAN AND EAA: EXPERIAN INFORMATION SOLUTIONS, INC., an Ohio corporation	EXPERIAN AFFILIATE ACQUISITION, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title: